                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of Commission Only (as permitted by
         Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BED BATH & BEYOND INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)    Title of each class of securities to which transaction applies:

      (2)    Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)    Proposed maximum aggregate value of transaction:

      (5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:

      (2)    Form, Schedule or Registration Statement No.:

      (3)    Filing Party:

      (4)    Date Filed:

                             BED BATH & BEYOND INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 27, 2002


TIME                               9:00 a.m. on Thursday, June 27, 2002

PLACE                              Headquarters Plaza Hotel
                                   3 Headquarters Plaza
                                   Morristown, New Jersey

ITEMS OF BUSINESS                  (1)  To elect four directors: three directors
                                        for three years until the Annual Meeting in 2005 and one director for two years until the Annual Meeting in 2004, and until their respective successors have been elected and qualified (Proposal 1).

                                   (2) To ratify the appointment of KPMG LLP as independent auditors for the 2002 fiscal year (Proposal 2).

                                   (3)  To vote on a shareholder proposal
                                        (Proposal 3).

                                   (4)  To transact such other business as may
                                        properly be brought before the meeting
                                        or any adjournment or adjournments.

RECORD DATE                        You can vote if you are a shareholder of
                                   record on May 3, 2002.

PROXY VOTING                       It is important that your shares be
                                   represented and voted at the meeting. We hope you will attend the meeting. Whether or not you plan to attend, we urge you to vote online or via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

May 22, 2002                       Warren Eisenberg
                                   Co-Chairman and Co-Chief Executive Officer

                                   Leonard Feinstein
                                   Co-Chairman and Co-Chief Executive Officer

                BED BATH & BEYOND NOTICE OF 2002 ANNUAL MEETING

                                                  Bed Bath & Beyond Inc.
                                                  650 Liberty Avenue
                                                  Union, New Jersey 07083

                                PROXY STATEMENT

--------------------------------------------------------------------------------

The proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the "Company", "we", or "us"), a New York corporation, of proxies to be voted at our 2002 Annual Meeting of Shareholders and at any adjournment or adjournments.


             QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

--------------------------------------------------------------------------------

This Proxy Statement, the proxy card and our 2001 Annual Report are being mailed starting May 22, 2002.

What may I vote on?

You may vote on the following proposals:

o election of four directors, three of them to hold office until the Annual Meeting in 2005 and one to hold office until the Annual Meeting in 2004 (Proposal 1);

o ratification of the appointment of KPMG LLP as independent auditors for fiscal 2002 (Proposal 2);

o    consideration of a shareholder proposal (Proposal 3).

Who may vote?

Shareholders of record of the Company's common stock at the close of business on May 3, 2002 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 291,929,613 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

       THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR DIRECTORS,
               FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS
                      AND AGAINST THE SHAREHOLDER PROPOSAL.

                        BED BATH & BEYOND PROXY STATEMENT

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares.

How you vote will depend on how you hold your shares of Bed Bath & Beyond stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond's transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to vote by proxy. There are three ways you can do so:

o    Vote by internet - www.proxyvote.com
     Use the internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below the voting instructions on your proxy card to obtain your records and create an electronic voting instruction form.

o    Vote by phone - 1-800-690-6903
     Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below the voting instructions on your proxy card and then follow the simple instructions the Vote Voice provides you.

o    Vote by mail
     Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided, or return it to Bed Bath & Beyond Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person.

Beneficial Owner

Most shareholders of Bed Bath & Beyond hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee in how to vote your shares.

Can I change my vote?

Yes. If you are the shareholder of record, you may revoke your proxy at any time before it is exercised by doing any of the following:

o    sending a letter to the Company stating that your proxy is revoked;

o    signing a new proxy and sending it to the Company; or

o    attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A "quorum" is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the meeting or represented by proxy. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

                        BED BATH & BEYOND PROXY STATEMENT

How many votes are needed to approve the proposals?

A plurality of the votes cast is required for the election of Directors. This means that the three nominees with the most votes for election for a three year term will be elected and that the nominee with the most votes for election for the two year term will be elected.

A "FOR" vote by a majority of the votes cast is required to approve the other proposals to be acted on at the Annual Meeting.

What is an abstention?

An abstention is a properly signed proxy card which is marked "abstain."

What is a broker "non-vote"?

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, all of the proposals to be considered at the meeting are "discretionary" items upon which New York Stock Exchange member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of April 5, 2002, which is the date by which shareholder proposals must have been received by the Company to be presented at the meeting, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company. The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company has also engaged Automatic Data Processing, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.


                       ELECTION OF DIRECTORS (Proposal 1)

--------------------------------------------------------------------------------

How is the Board of Directors structured and who has been nominated?

The Board of Directors is divided into three classes, each with a staggered three year term of office and the classes as nearly equal in number of directors as possible. The current number of directors is seven of whom two directors, Dean S. Adler and Victoria A. Morrison, were added to the Board during the last year. At the Annual Meeting, four directors are to be elected. The Board of Directors has nominated, for a three year term expiring at the 2005 Annual Meeting, Leonard Feinstein and Robert S. Kaplan, whose three year terms of office as director expire at this Annual Meeting, as well as Dean S. Adler. The Board has also nominated for a two year term Victoria A. Morrison, who was elected during the year to fill a vacancy in the class of directors whose terms expire at the 2004 Annual Meeting.

                        BED BATH & BEYOND PROXY STATEMENT

The principal occupation and certain other information concerning the nominees is provided below:

                                Position, Principal Occupation,                                  Number of Shares of Common
Name and Age as of              Business Experience and                                          Stock Owned Beneficially and
May 3, 2002                     Directorships                                                    Percent of Class as of May 3, 2002
------------------------------------------------------------------------------------------------------------------------------------
Leonard Feinstein ......65      Co-Chief Executive Officer,                                      8,075,695(1)(2.8%)
                                Co-Chairman, Director and Co-Founder
                                of the Company. Co-Chief Executive
                                Officer and Director since 1971.
                                President 1992 to 1999.


Robert S. Kaplan .......44      Vice Chairman of The Goldman                                     4,524*
                                Sachs Group, Inc. A Managing Director
                                or partner of The Goldman Sachs Group, Inc.
                                for more than five years. Director of the
                                Company since 1994.

Dean S. Adler ..........45      Co-Founder and Principal of Lubert-Adler                         0(2)*
                                Management, a private real estate investment firm,
                                for more than five years. Mr. Adler is also a director of
                                Developers Diversified Realty Corp., Trans World
                                Entertainment Corp., and Electronics Boutique, Inc.


Victoria A. Morrison ...49      Practicing attorney. A partner of Riker,                         0(3)*
                                Danzig, Scherer, Hyland & Peretti LLP
                                for more than five years.


----------------------

*    Less than 1% of the outstanding common stock of the Company.

1. The shares shown as being owned by Mr. Feinstein include: (a) 4,827,682 shares owned by Mr. Feinstein individually; (b) 1,233,333 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 1,014,680 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; and
     (d) 1,000,000 shares owned of record by a trust for the benefit of Mr. Feinstein and his family members. Mr. Feinstein has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually.

2. Mr. Adler is also a principal or officer of several private equity funds, each with broad commercial real estate holdings. During the fiscal year ended March 2, 2002, two such funds held among their holdings certain real estate, portions of which were leased to the Company or a subsidiary for the operation of stores.

3. Riker, Danzig, Scherer, Hyland & Peretti LLP received fees for legal services from the Company during the fiscal year ended March 2, 2002 and the law firm is continuing to provide legal services to the Company during fiscal 2002.


  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION
                         OF THESE NOMINEES AS DIRECTORS.

                        BED BATH & BEYOND PROXY STATEMENT

                      OTHER BOARD OF DIRECTORS INFORMATION

--------------------------------------------------------------------------------

The principal occupation and certain other information about the directors whose terms of office continue after the Annual Meeting is provided below.

Directors Whose Terms Expire in 2003


                                        Position, Principal Occupation,                     Number of Shares of Common
Name and Age as of                      Business Experience and                             Stock Owned Beneficially and
May 3, 2002                             Directorships                                       Percent of Class as of May 3, 2002
-----------------------------------------------------------------------------------------------------------------------------------
Steven H. Temares ......43              Chief Operating Officer, President                  678,000(4)*
                                        and Director of the Company. President
                                        and Director since 1999. Chief Operating
                                        Officer since 1997. Executive Vice President
                                        from 1997 to 1999. Prior to 1997, Director
                                        of Real Estate and General Counsel.

Klaus Eppler ...........71              Practicing attorney. A partner in the law           3,748(5)*
                                        firm of Proskauer Rose LLP, counsel to the
                                        Company, for more than five years. Director of
                                        the Company since 1992. Mr. Eppler is also a
                                        director of The Dress Barn, Inc.

---------------------
*    Less than 1% of the outstanding common stock of the Company.

4. The shares shown as being owned by Mr. Temares include: (a) 10,000 shares owned by Mr. Temares individually; and (b) 668,000 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days.

5. Proskauer Rose LLP received fees for legal services from the Company during the fiscal year ended March 2, 2002 and the law firm is continuing to provide legal services to the Company during fiscal 2002.


Director Whose Term Expires in 2004

                                        Position, Principal Occupation,                     Number of Shares of Common
Name and Age as of                      Business Experience and                             Stock Owned Beneficially and
May 3, 2002                             Directorships                                       Percent of Class as of May 3, 2002
-----------------------------------------------------------------------------------------------------------------------------------
Warren Eisenberg .......71              Co-Chief Executive Officer, Co-Chairman,            8,395,851(6)(2.9%)
                                        Director and Co-Founder of the Company.
                                        Co-Chief Executive Officer and Director
                                        since 1971. Chairman 1992 to 1999.

--------------------

6. The shares shown as being owned by Mr. Eisenberg include: (a) 3,141,338 shares owned by Mr. Eisenberg individually; (b) 1,233,333 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 1,021,180 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 2,000,000 shares owned of record by Mr. Eisenberg's wife; and (e) 1,000,000 shares owned of record by a trust for the benefit of Mr. Eisenberg and his family members. Mr. Eisenberg has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually.

                        BED BATH & BEYOND PROXY STATEMENT

How many times did the Board of Directors meet last year?

The Board of Directors held five meetings during fiscal 2001.

How are Directors compensated?

In fiscal 2001, each outside director received directors fees at the rate of $2,500 per quarter. In connection with his designation as Lead Director, effective for fiscal 2002, Mr. Eppler's directors fees increased to $6,250 per quarter. Directors are permitted to receive all or a portion of directors fees in the form of common stock.

Information about Committees of the Board

The Board of Directors has appointed an Audit Committee, currently consisting of Messrs. Eppler, Kaplan and Adler. The function of this Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of reviewing the Company's financial reports and information and its auditing, accounting and financial reporting processes. In addition, the functions of this Committee include, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results and the results of their audit and reviewing the Company's internal accounting controls. The Audit Committee held four meetings during fiscal 2001.

The Board of Directors has no standing nominating or compensation committees. The Bed Bath & Beyond Inc. stock option plans are administered by two Stock Option Committees. One committee currently consists of Ms. Morrison and Messrs. Kaplan and Adler. This committee is authorized to grant stock options to officers of the Company. The second committee, which consists of Messrs. Eisenberg and Feinstein, is authorized to grant stock options to all eligible optionees other than officers and directors. The Committees held no formal meetings in fiscal 2001, but acted by written consents.

Compensation Committee Interlocks and Insider Participation

From time to time, the Board of Directors has appointed a special committee consisting of all of the outside directors to consider certain issues involving the compensation of senior management. Such a committee was appointed twice in fiscal 2001, and in each case held several meetings and telephone consultations. Messrs. Eppler, Kaplan and Robert J. Swartz served on one such committee and Ms. Morrison and Messrs. Adler, Eppler and Kaplan served on the second such committee. See above for information regarding Mr. Eppler's and Ms. Morrison's relationships with law firms which provide legal services to the Company and Mr. Adler's relationship with private equity funds which have leased store real estate to the Company.

                        BED BATH & BEYOND PROXY STATEMENT

                       APPROVAL OF AUDITORS (Proposal 2)

--------------------------------------------------------------------------------

Who has the Board of Directors appointed as the Auditors?

The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as our independent auditors for fiscal 2002, subject to the approval of our shareholders. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify their appointment is not approved, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if the proposal is approved, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees paid to KPMG LLP for professional services for the fiscal year ended March 2, 2002?

The aggregate fees billed for professional services for the audit of the Company's consolidated financial statements for the year ended March 2, 2002, including the reviews of the quarterly financial statements during the year, were $198,000. All other fees, consisting primarily of tax services, billed by KPMG LLP during the fiscal year aggregated $350,000. No fees were billed or incurred for financial information systems design and implementation services during the year. The Audit Committee has concluded that the provision of the services for which the $350,000 was billed is compatible with maintaining KPMG LLP's independence.


          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
       FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT
                            AUDITORS FOR FISCAL 2002.

                             AUDIT COMMITTEE REPORT

--------------------------------------------------------------------------------

The Audit Committee currently consists of the three directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the independence and experience requirements as defined under the National Association of Securities Dealers' listing standards.

The Audit Committee discussed the auditors' review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company's quarterly reports with the Securities and Exchange Commission. The Audit Committee also has met and held discussions with management and the independent auditors with respect to the audited year end financial statements. The Committee also reviewed the existing Audit Committee Charter. Further, the Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors the auditors' independence. Based on these discussions and the written disclosures received from the auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended March 2, 2002.

This report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dean S. Adler
Klaus Eppler
Robert S. Kaplan

                        BED BATH & BEYOND PROXY STATEMENT

                       SHAREHOLDER PROPOSAL (Proposal 3)

--------------------------------------------------------------------------------

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Shareholder's Supporting Statement

The term "glass ceiling" was first used in a 1985 Wall Street Journal article to describe an artificial barrier to the advancement of women into corporate management positions. Senator Robert Dole introduced the Glass Ceiling Act, as part of the Title II of the Civil Rights Act of 1991. President Bush signed the 1991 Civil Rights Act and established a bipartisan twenty-one member Glass Ceiling Commission. The Commission was charged with preparing recommendations on the glass ceiling issue for the President and corporate leaders.

In 1991, Secretary of Labor Lynn Martin completed the Glass Ceiling Initiative Report. Senator Dole praised the report, stating this "confirm(s) what many of us have suspected all along - the existence of invisible, artificial barriers blocking women and minorities from advancing up the corporate ladder to management and executive level positions" and "for this Senator, the issue boils down to ensuring equal access and equal opportunity."

Secretary of Labor and Chairperson of the Glass Ceiling Commission Robert Reich states, "The glass ceiling is not only an egregious denial of social justice that effects two-thirds of the population, but a serious economic problem that takes a huge financial toll on American business." And "...we need to attract and retain the best, most flexible workers and leaders available, for all levels of the organization."

The stated vision of the bipartisan Glass Ceiling Commission is a "national corporate leadership fully aware that shifting demographics and economic restructuring make diversity at management and decision making levels a prerequisite for the long-term success of the United States in domestic and global market places." The report revealed that women make up 45.7 percent of the total workforce and earn over half of all Master degrees, yet 95 percent of senior-level managers are men. Women today earn about $.72 for every dollar earned by men.

The Glass Ceiling Commission Report confirms inclusiveness in the workplace has a positive impact on the bottom line. A 1993 study of Standard and Poor 500 companies revealed, "firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly two and one half times better than otherwise comparable companies."

We believe that top management positions should more closely reflect the people in the workforce and marketplace if our company is going to remain competitive.

RESOLVED that shareholders request: The Board of Directors prepare a report, at reasonable cost and excluding confidential information, and available to shareholders four months after the annual shareholder meeting, on our progress concerning the Glass Ceiling Commission's business recommendations including a review of:

1. Steps the company has taken to use the Glass Ceiling Commission Report and management's recommendations flowing from it.

2. Company-wide policies addressing leadership development, employee mentoring, workforce diversity initiatives and family friendly programs.

3. An explanation of how executive compensation packages and performance evaluations include executive efforts in breaking the glass ceiling.

4. The top one hundred or one percent of company wage earners broken down by gender and race.

                        BED BATH & BEYOND PROXY STATEMENT

Company's Statement in Opposition

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

What is the Company's position regarding advancement opportunities for all?

The Company does not believe it has a glass ceiling that needs to be shattered. The proposal quotes former Secretary of Labor Robert Reich, when he said, "...we need to attract and retain the best, most flexible workers and leaders available, for all levels of the organization." This states the Company's position as well. Simply put, this Company could not have grown as it has, as successfully as it has, if it were otherwise. The Company believes that it provides outstanding opportunities for professional and personal growth to all employees, regardless of background, and that this contributes to the extraordinarily high employee retention rate that we have long enjoyed.

How does the Company promote equal opportunity?

Mutual respect is at the heart of the Company's practices, procedures and guidelines, all of which are regularly reviewed and reported upon to the President and Chief Operating Officer to assure that our commitment to diversity and equal opportunity is reflected in our operations. There are women and members of minority groups in management positions at virtually all levels of the Company, including five women serving as Vice Presidents. It is the Company's policy and practice to recruit, hire, train, promote, transfer, compensate, and provide all other conditions of employment without regard to race, color, creed, religion, national origin, age, sex, marital status, lawful alien status, sexual orientation, physical or mental disability, citizenship status or veteran status. The opportunity to excel and advance is available equally to all.

Why does the Company oppose this proposal?

The Board of Directors does not believe this proposal would serve shareholder interests. The Company's employment decisions are based on merit and operating needs. The principal criteria in such decisions are an individual's qualifications, experience and the ability to contribute to the enhancement of the business without regard to gender, minority or other status.

The proponents of this proposal cite a 1993 study of Standard and Poor 500 firms to suggest that companies that "shatter" glass ceilings have better stock market records. Again, the Company believes it has no glass ceiling to shatter. Moreover, the Company has reported ten consecutive years of record earnings and has annually recorded consistently high returns on shareholders' equity since its initial public offering in 1992. The stock price performance graph included in this Proxy Statement shows that the shareholder return on the common stock of the Company far exceeds the shareholder return on the S&P 500 companies cited in the report.

The Board of Directors believes that this proposal is inappropriately restrictive, would involve needless and significant cost in time and effort without any commensurate benefit, and would, therefore, be detrimental to the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

                        BED BATH & BEYOND PROXY STATEMENT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the aggregate compensation earned by the Company's two Co-Chief Executive Officers and the three other highest paid executive officers of the Company for services rendered in fiscal 2001, 2000 and 1999.


                                      Annual Compensation                              Long Term Compensation
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Restricted Stock    Securities Underlying         All Other
Name and Principal Position        Year    Salary ($)     Bonus ($)      Awards             Options (#) (a)          Compensation
------------------------------------------------------------------------------------------------------------------------------------
Warren Eisenberg                   2001     791,667   (b)     0             0                   300,000                343,942 (c)
  Co-Chairman and                  2000     750,000   (b)     0             0                   300,000                319,290 (c)
  Co-Chief Executive Officer       1999     750,000   (b)     0             0                   400,000                321,468 (c)
Leonard Feinstein                  2001     791,667   (d)     0             0                   300,000                281,291 (e)
  Co-Chairman and                  2000     750,000   (d)     0             0                   300,000                275,752 (e)
  Co-Chief Executive Officer       1999     750,000   (d)     0             0                   400,000                271,972 (e)
Steven H. Temares                  2001     733,000   (f)     0             0                   300,000                   0
  President and                    2000     633,000   (f)     0             0                   300,000                   0
  Chief Operating Officer          1999     525,000   (f)     0             0                   200,000                   0
Arthur Stark                       2001     442,000   (f)     0             0                    75,000                   0
  Chief Merchandising Officer      2000     392,000   (f)     0             0                    75,000                   0
  and Senior Vice President        1999     350,000   (f)     0             0                    50,000                   0
Matthew Fiorilli                   2001     432,000   (f)     0             0                    75,000                   0
  Senior Vice President -          2000     382,000   (f)     0             0                    75,000                   0
  Stores                           1999     340,000   (f)     0             0                    50,000                   0

-------------------

(a) Number of securities underlying options is as of the date of grant and does not reflect a two-for-one stock split in the form of a 100% dividend, distributed on August 11, 2000.

(b) Mr. Eisenberg is employed by the Company pursuant to an employment agreement. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(c) Includes: (i) certain personal benefits provided by the Company to Mr. Eisenberg in fiscal 2001, 2000 and 1999 (such as the use of Company cars for non-business purposes and tax preparation services) at an aggregate cost to the Company of approximately $28,768, $29,422 and $27,157, respectively; (ii) insurance premiums in the amount of approximately $2,680, $1,666, and $1,798 in fiscal 2001, 2000 and 1999, respectively, paid by the Company in respect of certain insurance policies; and (iii) other premium payments under the Insurance Policies (as defined below) of $312,494 in fiscal 2001, $288,202 in fiscal 2000 and $292,513 in fiscal
     1999. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(d) Mr. Feinstein is employed by the Company pursuant to an employment agreement. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(e) Includes: (i) certain personal benefits provided by the Company to Mr. Feinstein in fiscal 2001, 2000 and 1999 (such as the use of Company cars for non-business purposes and tax preparation services) at an aggregate cost to the Company of approximately $35,953, $40,158, and $34,274, respectively; (ii) insurance premiums in the amount of approximately $1,340, $833, and $899 in fiscal 2001, 2000 and 1999, respectively, paid by the Company in respect of certain insurance policies; and (iii) other premium payments under the Insurance Policies of $243,998 in fiscal 2001, $234,761 in fiscal 2000 and $236,799 in fiscal 1999. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(f) Messrs. Temares, Stark and Fiorilli are employed by the Company pursuant to agreements described below under "Agreements with Messrs. Temares, Stark and Fiorilli".

                        BED BATH & BEYOND PROXY STATEMENT

STOCK OPTIONS

The following table sets forth information as of March 2, 2002 for each of the executive officers of the Company named in the Summary Compensation Table with respect to options granted during fiscal 2001 and their potential value (at the end of the option term assuming certain levels of appreciation of the Company's common stock).

Option Grants in Fiscal 2001


                                                                                                     Potential Realizable
                          Number of         Percent of Total                                            Assumed Annual
                   Securities Underlying    Options Granted    Exercise or Base                        Rates of  Stock
                           Options          to Employees in          Price         Expiration     Price Appreciation for Option
Name                     Granted (#)          Fiscal Year         ($/Share)           Date                  Term (1)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     5%($)            10%($)
-----------------------------------------------------------------------------------------------------------------------------------
Warren Eisenberg ....    300,000  (2)             8.72%             $23.7815        3/30/11        4,486,817       11,370,476
Leonard Feinstein ...    300,000  (2)             8.72%             $23.7815        3/30/11        4,486,817       11,370,476
Steven H. Temares ...    300,000  (3)             8.72%             $23.7815        3/30/11        4,486,817       11,370,476
Arthur Stark ........     75,000  (4)             2.18%             $23.7815        3/30/11        1,121,704        2,842,619
Matthew Fiorilli ....     75,000  (4)             2.18%             $23.7815        3/30/11        1,121,704        2,842,619


----------------------

(1) The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's common stock price.

(2) Options to purchase 300,000 shares were granted to each of Messrs. Eisenberg and Feinstein on March 30, 2001 and are exercisable in three (3) equal annual installments commencing on the first anniversary of the date of grant.

(3) Options to purchase 300,000 shares were granted to Mr. Temares on March 30, 2001 and are exercisable in five (5) equal annual installments commencing on the first anniversary of the date of grant.

(4) Options to purchase 75,000 shares were granted to each of Messrs. Stark and Fiorilli on March 30, 2001 and are exercisable in five (5) equal annual installments commencing on the third anniversary of the date of grant.

Fiscal Year End Option Values

The following table sets forth information for each of the named executive officers with respect to option exercises during fiscal 2001 and the value of outstanding or unexercised options held as of March 2, 2002.


                                                            Number of Securities Underlying
                                                                Unexercised Options at             Value of the Unexercised In-the-
                                                                    March 2, 2002 (1)            Money Options at March 2, 2002 (2)
                      Shares Acquired on                 ---------------------------------------------------------------------------
                           Exercise       Value Realized      Exercisable     Unexercisable        Exercisable     Unexercisable
Name                        (#) (1)             ($)               (#)              (#)                  (#)             (#)
------------------------------------------------------------------------------------------------------------------------------------
Warren Eisenberg (3) ....   200,000         5,269,500           933,000         1,366,667           20,141,974       27,887,156
Leonard Feinstein (3) ...   200,000         5,269,500           933,000         1,366,667           20,141,974       27,887,156
Steven H. Temares .......   548,000        12,766,350           280,000         1,428,000            5,823,216       29,409,296
Arthur Stark ............   172,000         4,376,786            20,000           593,000              584,250       12,957,070
Matthew Fiorilli ........   200,000         4,976,120           292,000           593,000            8,670,796       12,957,070

----------------------

(1)  Reflects two-for-one stock splits distributed in 1993, 1996, 1998 and 2000.

(2) Represents the difference between the closing market price of the common stock on March 1, 2002 of $34.15 per share and the exercise price per share of the options, multiplied by the number of shares underlying the options.

(3) The options granted to Messrs. Eisenberg and Feinstein may be assigned by them to their respective spouses and descendants or to trusts for their benefit.

                        BED BATH & BEYOND PROXY STATEMENT

                AGREEMENTS WITH MESSRS. EISENBERG AND FEINSTEIN

Messrs. Eisenberg and Feinstein have employment agreements with the Company for executive employment terms expiring on June 30, 2007, or as extended by mutual agreement. Under these agreements they each receive a salary of $800,000 per year which may be increased by the Board of Directors. Under these agreements Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of 50% of their salary prior to such election (or, if greater, $400,000 plus a cost of living adjustment) for a period (the "Senior Status Period") of up to ten years from the date of such election. If not previously elected, the Senior Status Period will commence at the expiration of the executive employment term. While on senior status, the executive does not have to devote more than 50 hours in any three-month period to his consultative duties. Following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (plus a cost of living adjustment) until the death of the survivor of him and his current spouse. The agreements contain non-competition, non-solicitation and confidentiality provisions. These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreement. The agreements also provide for some of Messrs. Eisenberg's and Feinstein's employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments. The agreements also provide that in the event of a change in control of the Company, Mr. Eisenberg and/or Mr. Feinstein may, at his option, terminate employment and receive three years' annual salary if termination is prior to the Senior Status Period, or 50% of his salary times the number of years remaining in the Senior Status Period if termination is during such Senior Status Period, plus in either case a tax gross up to the extent any such payment constitutes a "parachute payment." Under the agreements, Messrs. Eisenberg and Feinstein can also terminate employment and be paid through the end of the term of employment and the Senior Status Period (or, if the Company chooses, in a lump sum on a present value discounted basis) if the executive is removed from or not reelected to any officer or director position or there is a material diminution in the executive's duties.

The Company has "split dollar" insurance agreements with trusts established by each of Messrs. Eisenberg and Feinstein and their wives. Under these agreements, the Company contracted to pay a portion of the premiums payable on outstanding life insurance policies on the joint lives of each of Messrs. Eisenberg and Feinstein and their wives, each with aggregate face values of $30 million (the "Insurance Policies"), until the earliest of (a) such time as the cash value of each Insurance Policy is sufficient to pay the premiums thereof, (b) the termination of the arrangement by surrender of the policies or payment to the Company of the entire amount of the premiums previously paid, or (c) the date of death of the last to die of Mr. Eisenberg and his wife, with respect to Mr. Eisenberg's Insurance Policies, and the last to die of Mr. Feinstein and his wife, with respect to Mr. Feinstein's Insurance Policies.

Under the "split dollar" agreements, the premiums paid by the Company are to be returned to the Company, without interest, no later than the earlier to occur of
(a) the death of the last spouse to die of the insured persons under each Insurance Policy, and (b) the surrender or termination of each Insurance Policy. Consequently, the Insurance Policies should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums. The repayment of premiums paid by the Company will be made either out of the insurance proceeds (if paid) or the cash surrender value of the Insurance Policies (if insurance proceeds are not paid). In the latter case, Messrs. Eisenberg and Feinstein and their wives are personally liable to the Company for the excess, if any, of the total amount of premiums paid by the Company for the Insurance Polices over the cash surrender values thereof.

              AGREEMENTS WITH MESSRS. TEMARES, STARK AND FIORILLI

Messrs. Temares, Stark and Fiorilli, as well as some other executives of the Company, have employment agreements with the Company. The agreements with the three named executives provide for severance pay equal to three years' salary if the Company terminates their employment (subject to reduction under certain circumstances) and one year's severance pay if the executive voluntarily leaves the employ of the Company. These agreements also contain non-competition and confidentiality provisions.

                        BED BATH & BEYOND PROXY STATEMENT

Information concerning other named executive officers and Security ownership of certain beneficial owners


                                                                                      Number of Shares of Common
                                                                                      Stock Beneficially Owned and
Name                                    Position                                      Percent of Class as of May 3, 2002
----------------------------------------------------------------------------------------------------------------------------------
Arthur Stark                            Chief Merchandising Officer and                    152,000(1)        *
                                        Senior Vice President

Matthew Fiorilli                        Senior Vice President - Stores                     248,800(2)        *

Putnam Investments Inc.                                                                 21,591,890(3)       7.4%
One Post Office Square
Boston, Massachusetts  02109

A I M Management Group Inc.                                                             14,478,840(4)       5.0%
11 Greenway Plaza, Suite 100
Houston, Texas  77046

All Directors and Executive Officers                                                    17,611,618(5)       6.0%
as a Group (11 persons)

------------------------
*    Less than 1% of the outstanding common stock of the Company.

1. The shares shown as being owned by Mr. Stark include: (a) 20,000 shares owned by Mr. Stark individually; and (b) 132,000 shares issuable pursuant to stock options that are or become exercisable within 60 days.

2. The shares shown as being owned by Mr. Fiorilli include: (a) 244,000 shares issuable pursuant to stock options granted to Mr. Fiorilli that are or become exercisable within 60 days; and (b) 4,800 shares owned by Mr. Fiorilli's minor children, as to which shares Mr. Fiorilli disclaims beneficial ownership.

3. Information regarding Putnam Investments, LLC, or Putnam, was obtained from a Schedule 13G, as amended, filed by Putnam with the SEC. The Schedule 13G states that Putnam and its parent corporation, Marsh & McLennan Companies, Inc. are deemed to have beneficial ownership of the 21,591,890 shares of common stock. The Schedule 13G also states that 19,975,845 of the 21,591,890 shares are held by registered investment companies and/or other investment advisory clients in accounts managed by Putnam Investment Management, LLC, a registered investment adviser and a subsidiary of Putnam, and 1,616,045 of the 21,591,890 shares are held by registered investment companies and/or other investment advisory clients in accounts managed by The Putnam Advisory Company, LLC, a registered investment adviser and a subsidiary of Putnam. The Schedule 13G also states that Putnam Investment Management, LLC, which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, LLC, which is the investment adviser to Putnam's institutional clients, have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by the institutional clients. The Schedule 13G further states that Marsh & McLennan Companies, Inc. and Putnam declare that the filing of the Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g), the beneficial owner of any securities covered by the Schedule 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by the Schedule 13G.

4. Information regarding A I M Management Group Inc., or A I M, was obtained from a Schedule 13G filed by A I M with the SEC. The Schedule 13G states that A I M has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 14,478,840 shares of common stock. The Schedule 13G also states that A I M Advisors, Inc. and A I M Capital Management, Inc., registered investment advisers, are subsidiaries of A I M which acquired the shares of common stock.

5. Includes shares of common stock as indicated in footnotes 1 to 6 to the table regarding directors and footnotes 1 and 2 to this table.

                        BED BATH & BEYOND PROXY STATEMENT

                              CERTAIN TRANSACTIONS

The Company obtained certain payroll services from Petitti, Eisenberg & Gamache, P.C., an accounting firm, through August 2001. Raymond Eisenberg, a brother of Warren Eisenberg is employed at Petitti, Eisenberg & Gamache, P.C. During fiscal 2001, the Company paid approximately $203,000 in fees to Petitti, Eisenberg & Gamache, P.C.

In fiscal 2001, the Company made charitable contributions in the aggregate amount of $761,000 to the Mitzi and Warren Eisenberg Family Foundation, Inc. and the Feinstein Family Foundation, Inc. Messrs. Eisenberg and Feinstein and their family members are the trustees for these not-for-profit charitable foundations. Messrs. Eisenberg and Feinstein also made charitable contributions to these foundations. The foundations gave more money to charities than the amount contributed by the Company.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

While decisions regarding salary levels for management personnel, other than the Co-Chief Executive Officers, have been left to the Co-Chief Executive Officers, the Board of Directors has formulated general policies designed to enable the Company to reward qualified management personnel and key employees and to provide longer term incentives. The Board of Directors believes that long-term stock options will tend to provide incentives to management personnel as well as to align such incentives with shareholder return. Accordingly, the Stock Option Committees have granted options to a wide range of key employees with the specific number of options granted being commensurate with the degree of responsibility of the grantee's position.

A special committee consisting of all of the outside directors then in office (Messrs. Eppler, Kaplan and Robert J. Swartz) reviewed the compensation of the Co-Chief Executive Officers and determined to increase the salary of both of the Co-Chief Executive Officers from $750,000 to $800,000 effective for fiscal 2001. A special committee consisting of Ms. Morrison and Messrs. Eppler, Kaplan and Adler considered, and after the close of the 2001 fiscal year approved, an amended and restated Employment Agreement for each of the Co-Chief Executive Officers which extended the executive employment term under the agreements to June 30, 2007, extended certain employee benefits, and made certain other changes.

BOARD OF DIRECTORS
                    Dean S. Adler
                    Warren Eisenberg
                    Klaus Eppler
                    Leonard Feinstein
                    Robert S. Kaplan
                    Victoria A. Morrison
                    Steven H. Temares

                        BED BATH & BEYOND PROXY STATEMENT

STOCK PRICE PERFORMANCE GRAPH

The following graph compares the performance of the Company's common stock with that of the S&P 500 Index, the S&P Specialty Retail Index and the S&P Retail Composite Index over the same period (assuming the investment of $100 in the Company's common stock and each of the three Indexes on March 1, 1997, and the reinvestment of all dividends).



                                  3/1/97           2/28/98           2/27/99          2/26/00      3/3/01            3/2/02
Bed Bath & Beyond                   100              166               226              184          380               525
S&P 500 Index                       100              133               157              169          156               143
S&P Specialty Retail Index          100              106                85               55           59                70
S&P Retail Composite Index          100              151               221              196          214               241


NEXT YEAR'S ANNUAL MEETING

Proposals which shareholders intend to present at the 2003 Annual Meeting of Shareholders must be received by the Company no later than January 21, 2003 to be presented at the meeting or to be eligible for inclusion in next year's proxy statement under the SEC's proxy rules.


                      /s/ Warren Eisenberg            /s/  Leonard Feinstein
                      Warren Eisenberg                Leonard Feinstein
                      Co-Chairman and                 Co-Chairman and
                      Co-Chief Executive Officer      Co-Chief Executive Officer



Union, New Jersey
May 22, 2002

                        BED BATH & BEYOND PROXY STATEMENT

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NJ 07083


VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 26, 2002.
Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 26, 2002. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

               IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN                                 KEEP THIS PORTION
BLUE OR BLACK INK AS FOLLOWS:             BEDBB1              FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                             DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.

1.  ELECTION OF DIRECTORS
    The Board of Directors Recommends a Vote
    "FOR ALL NOMINEES" with respect to
    Proposal No. 1.                             For All   Withhold     For All
                                                Nominees     All        Except
    Nominees for three (3) year terms:
       Leonard Feinstein
       Robert S. Kaplan                           [ ]        [ ]          [ ]
       Dean S. Adler

    Nominee for two (2) year term:
       Victoria A. Morrison


To withhold authority to vote for an individual nominee, write the nominee's name on the line below.

--------------------------------------------------------------------------------

                                                     For     Against    Abstain
2.  RATIFICATION OF THE APPOINTMENT OF KPMG LLP;
    The Board of Directors Recommends a Vote         [ ]       [ ]        [ ]
    "FOR" Proposal No. 2.

                                                     For     Against    Abstain
3.   SHAREHOLDER PROPOSAL;
     The Board of Directors Recommends a Vote
     "AGAINST" Proposal No. 3.                       [ ]       [ ]        [ ]


4. In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.

NOTE: Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


-------------------------------------   -------------

-------------------------------------   -------------
Signature [PLEASE SIGN WITHIN BOX]      Date

-------------------------------------   -------------

-------------------------------------   -------------
Signature (Joint Owners)                Date

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

--------------------------------------------------------------------------------
                                     PROXY

                              BED BATH & BATH INC.
                               650 LIBERTY AVENUE
                            UNION, NEW JERSEY 07083

                         ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 27, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Warren Eisenberg and Steven H. Temares, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Bed & Beyond Inc. held of record by the undersigned on May 3, 2002 at the Annual Meeting of Shareholders to be held on June 27, 2002 or any adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

                          (Continued on Reverse Side)
--------------------------------------------------------------------------------